Exhibit 99.1

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EDITED TRANSCRIPT

SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

EVENT DATE/TIME: JUNE 19, 2014 / 09:00PM GMT

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

CORPORATE PARTICIPANTS

Liz Sharp Smith & Wesson Holding Corporation - VP, IR

James Debney Smith & Wesson Holding Corporation - President and CEO

Jeff Buchanan Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

CONFERENCE CALL PARTICIPANTS

Andrea James Dougherty & Company - Analyst

Cai von Rumohr Cowen and Company - Analyst

Scott Stember Sidoti & Company - Analyst

Reed Anderson Northland Securities, Inc. - Analyst

Brian Ruttenbur CRT Capital - Analyst

Scott Hamman KeyBanc Capital Markets - Analyst

PRESENTATION

Editor

Please stand by for streaming text.

Operator

Good day, ladies and gentlemen, and welcome to the Q4 2014 Smith & Wesson HLDG Corp. earnings conference call. My name is Whitley and I will be your operator for today. (Operator Instructions) As a reminder, this call is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Ms. Liz Sharp, VP of Investor Relations. Please proceed.

Liz Sharp - Smith & Wesson Holding Corporation - VP, IR

Thank you and good afternoon. Our comments today may contain predictions, estimates, and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe, and other similar expressions is intended to identify those forward-looking statements.

Forward-looking statements also include statements regarding revenue, earnings per share, fully diluted share count, and tax rates for future periods. Our product development, focus, initiatives, objectives, and strategies, market demand for our products, growth opportunities and trends, the expected benefits of our May 2014 asset purchase, and the progress and expected benefits of our Houlton, Maine, facility conversion.

Our forward-looking statements represent our current judgment about the future and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our Securities filings, including our Forms 8-K, 10-K, and 10-Q. You can find those documents as well as a replay of this call on our website at smith-wesson.com.

Today’s call contains time sensitive information that is accurate only as of this time and we assume no obligation to update any forward-looking statements contained herein. Our actual results could differ materially from our statements today.

I have a few important items to note with regard to our comments on today’s call. First, we reference non-GAAP adjusted EBITDAS on this call. Note that the reconciliation of GAAP income from operations to adjusted EBITDAS can be found in today’s filing as well as today earnings press release, which are both posted to our website.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Also, when we reference EPS, we are always referencing diluted EPS. And finally, please note that this call references only our continuing operation. For the results of our discontinued operations, please refer to our 10-K for the period ended April 30, 2014, which filed this afternoon.

I will now turn the call over to James Debney, President and CEO.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Thank you, Liz. Good afternoon, everyone, and thanks for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call, Jeff will provide a recap of our financial performance as well as our guidance outlook.

Before we begin, I want to extend my thanks to all of our employees at Smith & Wesson for their commitment and their contribution that resulted in the year of record performance.

Fiscal 2014 was a dynamic and rewarding year for Smith & Wesson. Our results include the highest sales, gross margin, and profit in the Company’s history. They also include the successful implementation of our new ERP system, an important part of our overall strategic plan.

Our successful performance was driven by robust consumer demand for our products combined with carefully managed increases in our manufacturing capacity and flexibility. Our achievements aligned directly with our growth strategy, which is underpinned by a highly disciplined focus on our core firearm business. That focus helped us to deliver double-digit sales growth, expanded gross margins, and considerable improvement in earnings per share.

Equally important, we believe we made substantial gains in increasing our share in the US consumer market for handguns and modern sporting rifles. By maintaining our focus and continuing to execute on our strategy, we believe that we are well positioned to take share and deliver profitability as the consumer market returns to a normalized environment.

Now let me provide a few highlights from the fourth quarter. We delivered growth in unit sales of our handguns of more than 30%. This strength in our handgun business, which is core to our long-term growth strategy, was offset by weakness in long guns, as consumer demand for modern sporting rifles cooled significantly.

And as a result of that cooling, which was not a surprise, total sales for the fourth quarter came in slightly lower than the prior year. Overall, we are pleased with this result, which came in above our guidance, especially when we consider the weakened market demand for modern sporting rifles.

We continued to see channel inventories remain low for several of our products through the fourth quarter. Since April 30, however, channel inventories for most of these products have now reached optimal levels and I will elaborate on that later in my remarks. We commenced shipping our M&P Shield and SDVE pistols to California, two key products that are highly desired by the consumer.

We vertically integrated a critical manufacturing process by forming a new company called Deep River Plastics and acquiring the assets of our principal plastic injection molding supplier. I believe this was a smart strategic move when we consider how much of our revenue is generated by products that contain polymer components.

We remained on track to complete the conversion of our Houlton operation to a precision machining center, an initiative that reflects our focus on profitability. Lastly, we continued to return value to our stockholders through our common stock repurchases, which significantly reduced our share count.

With that, I’ll ask Jeff to review the financial results.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Thanks, James. Revenue for the quarter was $170.4 million, which was down 4.6% from the prior year. Excluding Walther, revenue in the quarter decreased 1.5%, although total handgun revenue grew by 24.2%, nearly offsetting the decline in long guns.

Sequentially, revenue rose 16.8%, as Q4 is typically our seasonal high point. Revenue for the full year was $626.6 million, which was up 13.8% over the prior year, excluding Walther.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

The gross margins were 40.9% for the fourth quarter and 41.3% for the full fiscal year. The gross margin improvements in fiscal 2014 primarily resulted from improved fixed-cost absorption as a result of high capacity utilization. Also helping were a favorable product mix and reduced promotions, both of which were enabled by the surge and the end of the Walther agreement.

In the quarter, operating expenses were $26.7 million or 15.6% of revenue. And for the year, operating expenses were $108.1 million or 17.3% of revenue. Operating expenses in fiscal 2014 rose as a result of higher sales and marketing expense, our SAP implementation, and employee-related costs.

Operating margin was 23.5% in the fourth quarter compared to 26.2% in the comparable quarter last year. For the full year, operating margin was 24.1% compared to 22.6% for the prior year.

Net income in Q4 was $24.9 million for a fully diluted EPS of $0.44, which matches EPS from the year ago quarter. Fully diluted EPS for the entire year was $1.47 as compared with a $1.22 for the prior year.

I would point out that in the fourth quarter, the Department of Justice notified us that it declined to pursue any charges against us regarding the legacy FCPA matter from 2010, and it has closed its investigation. In addition, we are close to resolution of that same legacy issue with the SEC.

As a result, other income in the fourth quarter includes approximately $2 million of estimated expense related to a pending final resolution of that matter. Without this accrual, EPS in the fourth quarter would have been $0.48 and EPS for the year would’ve been $1.51.

Non-GAAP adjusted EBITDAS in Q4 was $50 million as compared with $52.7 million in the year ago period. Non-GAAP adjusted EBITDAS for fiscal 2014 was $179.5 million as compared with $154.2 million in prior year, a 16.4% increase. For the year, operating cash flow was $90.2 million and capital spending was $53.3 million.

Fiscal 2014 was a peak year for capital spending, as we implemented a new SAP system and focused on increasing our manufacturing, flexibility, and the capacity. Although we believe that our maintenance CapEx is approximately $25 million, which now includes our Deep River Plastics facility, we estimate that total capital spending in fiscal 2015 will approximate $40 million as we continue to add modules to our SAP system and tool up for new product introductions.

So turning to the balance sheet, we ended the year with $68.9 million in cash, no borrowings on our line of credit, and $100 million of outstanding senior notes. I would point out that during the first quarter, we will record a cash payment of approximately $24 million for our Deep River Plastics acquisition.

During the fourth quarter, our Board of Directors continued to focus on returning value to our shareholders by authorizing the repurchase of an additional $30 million of the Company’s common stock, a program that commenced on the first day of our fiscal 2015. Under that authorization, we have repurchased approximately 200,000 shares of stock at an average share price of just under $15. We will continue to aggressively buyback shares under this new authorization once our trading window is opened after this earnings release.

As a reminder from December 2012 through April 2014, which was the end of our fourth quarter, we repurchased 12.3 million shares of our common stock at an average share price of approximately $11, for a total stock buyback of $135 million and a reduction in float of nearly 19%.

And with that, I’ll turn the call back over to James for a discussion of our operational results.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Thanks, Jeff. To reiterate our strategy at Smith & Wesson, we do not simply react to the market, but rather manage our business for the long term in a way that gives us the ability to take market share, independent of whether or not the market is growing or shrinking. That strategy drives the way we manage our Company, from new product development to operations management to budget planning.

It has served us well throughout the surge as demonstrated by our financial and operational results. And it is designed to continue serving as well, as the market returns to a more normal environment.

Total unit sales into the domestic consumer channel in the fourth quarter increased over 9%, excluding Walther. This compares favorably to adjusted mix for the same period, which decreased by 20%. As we all know, last year’s mix numbers were exceptionally high, so overall, negative year-over-year comps were to be expected. Over the long term, however, we believe the market should continue to expand.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Within mix, handgun-related checks decreased 11% compared to our unit handgun growth of over 30% for the same period. We view this as extremely favorable, since taking market share with handguns is core to our long-term growth strategy. And we believe we took share, even when you take into account inventory replenishment that occurred in the channel.

Turning now to channel inventories, as a reminder, we analyze six weeks of lagging distributor sales and inventory data in order to calculate our weeks of cover in the channel. We have a maximum threshold that we do not like to exceed and ideally, we prefer to have no more than eight weeks of cover in the channel.

Our analysis at the end of the fourth quarter indicated that overall, we were below that eight week threshold. However, more recent reports indicate that channel inventory have further replenished. Since the end of quarter four, we believe that the level has moved to over eight weeks, largely due to modern sporting rifles.

We will continue working closely with our distributors and retailers to help make sure their orders accurately reflect their needs. We believe that channel inventory of modern sporting rifles, and here I am talking about all brands, will work its way through the channel by the end of the calendar year.

Regarding our internal inventories, sequentially, our fourth quarter inventory was about flat to the third quarter. We would actually be comfortable with slightly higher level of inventory, because a portion of our sales are direct to big box and independent retailers.

We need to maintain finished goods inventory in order to remain operationally efficient and to provide the best possible service to those retail customers.

Turning now to new products, two strong drivers of market growth remain new shooters and broader general need for personal protection. We keep this in mind as we continue to populate our new product pipeline. Our development process for new products remains focused on extending and strengthening our successful M&P and Smith & Wesson brands.

Just two weeks ago, we launched our new M&P Shield with no thumb safety in response to law enforcement and consumer feedback. And, we have two meaningful new product announcements coming up within the next 60 days.

Turning to operations, the formation of Deep River Plastics was completed in May 2014. This transaction strengthens our firearm business with increased flexibility, lower production costs, and reduced risk in our supply chain. And it also enhances our new product development process.

The conversion of our Houlton, Maine, facility to a state-of-the-art precision machining center represents an opportunity to improve efficiencies and reduce our manufacturing costs, while also lowering overall operational risk. In addition, by optimizing our manufacturing footprint, we have also generated space in our facility in Springfield for future growth. The Houlton conversion remains on track for completion this fall.

In conclusion, we continue to believe that our industry is in the midst of a long-term and sustainable growth trend, and our objective is to grow faster than the market by taking share. Our positive results are based not only on the strong consumer market for our firearms, but also in our ability to design and deliver products that consumers desire.

In addition, our flexible manufacturing operations remain responsive to an ever-changing environment. Going forward, we remain focused on investing in marketing initiatives that communicate directly with the consumer and raise product and brand awareness, bringing to market innovative new products that meet the needs, wants, and desires of a growing and diverse base of responsible firearm users, seeking vertical integration opportunities to improve gross margins and reduce risk in our supply chain, and improving the processes we use to operate our business and distribute our products in the marketplace.

And with that, I will ask Jeff to provide our financial outlook.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Thanks, James. Based on overall lower demand for long guns and the summer’s seasonal slowdown, we estimate that our first quarter revenue will be between $130 million and $135 million. I will also point out that approximately one week of our annual two-week shutdown would fall into Q1, reducing our manufacturing by three days as compared to last year and impacting production by approximately $6 million to $8 million.

We anticipate first-quarter EPS of between $0.23 and $0.25. For the full year, we are estimating 2015 revenue of between $585 million and $600 million and EPS of between $1.30 and $1.40.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

This forecast takes into account reduced long gun demand, our recent handgun market share gains, our planned new product introductions, and our expectations regarding the long-term growth of the overall firearm market. These estimates are based on our current fully diluted share count of 56.3 million shares. We expect our tax rates to be stable at 36%. James?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Thanks, Jeff. Operator, please open up the call for questions from our analysts.

QUESTION AND ANSWER

Operator

(Operator Instructions) Andrea James, Dougherty and Company.

Andrea James - Dougherty & Company - Analyst

So you guys had kind of historically talked about the business, or at least over the last year, as maybe being in 8% to 10% grower long term. Now it looks like you’re guiding to maybe a 5% retraction in this upcoming year. So I’m just curious if you are kind of changing how you’re talking about the business long term and maybe what has caused the change in sentiment for the next year.

James Debney - Smith & Wesson Holding Corporation - President and CEO

No, not at all. We’re not changing our long-term view whatsoever. We still see the — on average, over the longer-term, the market should expand about 8% to 10% per annum. But again, remember that’s an average per year over a longer term.

Andrea James - Dougherty & Company - Analyst

Okay. And then the factory shut down this year, can you just help give the number of days — what’s the difference between — you said it was three days more shut down this year than last year. What’s the reason for the difference versus year ago?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

It’s because of — it’s mainly because — like last year, we were on a 52, 53 week, like year end, and we switch this year, so the quarter started at a different time. Also the shutdown kind of was straddling on two quarters and sometimes, depending on when a quarter ends, it ends at a different time. So last year, we had 63 days of production and this year, we have 60 days.

Andrea James - Dougherty & Company - Analyst

Thank you very much. I’ll hop back in the queue.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Andrea?

Andrea James - Dougherty & Company - Analyst

Yes?

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

James Debney - Smith & Wesson Holding Corporation - President and CEO

Can I just circle back to your first question?

Andrea James - Dougherty & Company - Analyst

Yes, please.

James Debney - Smith & Wesson Holding Corporation - President and CEO

I just looked up some data so if you look at the last 7 years, adjusted mix is up on average every year 9.4%. Post the surge that first started in 2008, so the one before the one we’ve just been through, obviously, you saw a drop in mix of just over 1% when you look at calendar year 2009 to 2010.

So in terms of how that impacted Smith & Wesson’s revenues, we dropped by around about 4.5% year on year for our fiscal year. And what you actually seeing this year is exactly the same thing.

Coincidently, I must say, because we do an awful lot of modeling, we do a rigorous — go to a very rigorous process, but coincidently, the revenue you’re seeing from this year’s result dropping to the midpoint of our guidance is pretty much exactly the same in percentage terms.

Andrea James - Dougherty & Company - Analyst

Got it. And so you think you will fall about half the rate of the mix because you’re taking share within the overall market? Is that about the right way?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Yes, because really we are taking share in handguns, as we know. MSRs are the ones that have been hit the hardest. So that’s why we know as we are looking at long guns, we see that is taking the hardest hit post surge, in particular in the first quarter, because we are in the slow summer period now.

Historically, if you look at the last six years of mix, our Q1 falls in the three slowest months of the year for adjusted mix checks.

Andrea James - Dougherty & Company - Analyst

And does your guidance factor in — this will be my last one — does your guidance factor in any potential bump that could be related to the upcoming election or would that provide a little bit of upside, sort of an out of the norm election year bump?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Yes, that’s extremely difficult to model. So we have not taken anything into account there.

Andrea James - Dougherty & Company - Analyst

Good to know. Thank you.

Operator

Cai von Rumohr, Cowen and Company.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Cai von Rumohr - Cowen and Company - Analyst

Thank you very much, gentlemen. Good performance again. So maybe you could give us the number of manufacturing days by the last three quarters, just so we can kind of get it and get that into our model correctly.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Sure. So — let me see, let me get that. Manufacturing days — boy, you know, I had that and now it’s — or hang on a second, I have it right here.

Actually, I don’t. Cai, I will circle back and I will get that.

Cai von Rumohr - Cowen and Company - Analyst

Okay, yes, that’s great. So another question would be could you give us a little color on your assumptions this year? You’ve given us kind of the revenues, but maybe give us the assumptions? What does that assume about gross margins?

And you had such a high level of op expenses, where they expected to be, including SAP and perhaps the tax rate? Thank you.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Okay, our operating expenses, we expect to kind of stay in this range. Obviously, with the acquisition of Deep River Plastics, that adds about $0.5 million a quarter of OpEx.

The OpEx, obviously, is up a little bit as compared to the surge period, because (technical difficulty) on sales expenses and promotions in this period. So I think the range that we are in is the range that it’s going to be. The tax rate should be, like, 36% roughly every year.

Cai von Rumohr - Cowen and Company - Analyst

Okay. And then your SAP expenses, where were they last year and where would you expect they might be this year?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Yes, we spent about — we expended, including capital and otherwise, about — a little over $30 million on SAP and about half of that was actual expense. We’re going to continue on that —

Cai von Rumohr - Cowen and Company - Analyst

It was $15 million in the op expense was SAP expense?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

That is correct.

Cai von Rumohr - Cowen and Company - Analyst

So it was huge.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Yes, it’s big. It’s big. It’s a big effort. We’re going to continue spending that in this year, but it should — that expense should, like, tail off as we end this fiscal year.

James Debney - Smith & Wesson Holding Corporation - President and CEO

You have to remember, Cai, this is an area that the business historically has underspent in. We had a very old legacy system. How many years was it, Jeff?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

17.

James Debney - Smith & Wesson Holding Corporation - President and CEO

17 year legacy system, so we’re well past due for an ERP conversion. And as I send, this has been in under-resourced, underspent area for some time.

Cai von Rumohr - Cowen and Company - Analyst

But where was it in the fourth quarter? Maybe I have it incorrectly, but I had — like it was about $5 million — was about $6.5 million in the first three quarters. Maybe I have that incorrect. But — so where was it?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Well, actually, a lot of that SAP expense was backloaded in the year, because of the fact that until we went live, it was capitalized, and after that, it was expensed. So a lot of expense last year was sort of backloaded.

And, Cai, just real quick — so the days of production — I’ll give you the days of our production last year, in fiscal 2014 and in this year, fiscal 2015. So in fiscal 2014, it was 63 days, 58 days, 57 days, and 63 days. That’s quarter one through quarter four. In this year, it’s going to be 60 days, 59 days, 56 days, and 64 days.

Cai von Rumohr - Cowen and Company - Analyst

Okay. But as I recall, you only effectively had 50 days in the second quarter, because —

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Yes. Yes, that’s exactly right. SAP actually knocked that down. 57 was the actual available days. We actually ended up only able to do about 50 days because of SAP.

Cai von Rumohr - Cowen and Company - Analyst

Okay. And the last one — so if you did basically $15 million of SAP expense with a big number in the final quarter, is it going to be $15 million this year or is there a start a little lower than that, trailing off as we go through the year, high in the early part? Could you give us some color on that? Thanks.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Yes, I think it’s going to be fairly even over the year. We have a bunch of projects that we’re working on that are not capitalizable. Like some of the new projects that we started, the new modules that we start, will start towards the end of the year, just — like, for example, when we put SAP down in Deep River, as you work on that, that will become uncapitalizable until you turn it on. So this year, the SAP expense that we have is kind of pro rata throughout the year.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Cai von Rumohr - Cowen and Company - Analyst

Okay, that is great. Thank you very much, gentlemen.

Operator

Scott Stember, Sidoti.

Scott Stember - Sidoti & Company - Analyst

Could you just go over again — I’m not sure I got all the numbers down for the total increase in sales in the consumer channel for you guys and what was handgun again? If you exclude Walther?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

So you’re asking the — the total of sales of handguns in Q4 was 124 points — like [1 million], excluding Walther. 72.8%.

Scott Stember - Sidoti & Company - Analyst

Okay, and —

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Of sales.

Scott Stember - Sidoti & Company - Analyst

Yes, the retail sales into the consumer channel, I think you had said it was up 9%, handguns were up 30%. I just wanted to make sure I got those numbers correct.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Yes, handguns were up 30%.

Scott Stember - Sidoti & Company - Analyst

And the total was up 9%.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

That’s correct, because the long guns were seriously down.

Scott Stember - Sidoti & Company - Analyst

Okay. If we just go back to the inventory, it sounds as if after the quarter ended that, like you said, that we are seeing inventories slightly above where you want to see that eight-week threshold. And you said that handguns — sorry, MSRs and long guns were above.

Could you just quantify how far above and then maybe just give us an idea of how far below handguns were so we can just better delineate what is going on between the two businesses or the two segments?

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

James Debney - Smith & Wesson Holding Corporation - President and CEO

We really don’t give any more details than that. We’ve obviously started recently just to give a bit of color on where inventory sits in the channel with our two step distribution partners, but what I will say is we are not overly concerned about where we are. It’s really typical for this time of year because again, we are in that summer slowdown that I referenced earlier.

The three months that make up our first quarter, our Q1, are the three slowest months for adjusted mix in the whole year. So you would expect weeks cover to increase as velocity does slow in terms of sales.

And as I said, that is largely driven by MSRs, and again, that’s no surprise as well. You really do have a lot of inventory of other brands when it comes to MSRs in the channel choking the channel up a little bit.

Plus for us, another thing, again, that sort of alleviates my concern is we are rapidly approaching our two-week shutdown, so we won’t be making any customer shipments during that period. So as you can imagine, that will help to bring inventory down.

If we did decide to make shipments during a shutdown, which we have done from time to time, it’s a very minimal impact. But once we get into August, get August past and then in the September, history tells us that that is when mix checks begin to accelerate again as consumers start shopping more strongly for firearms than they did during our quarter one.

So another thing we need to be conscious of and careful about is we need to make sure we have adequate inventory of the correct mix internally, as I said earlier, because we are direct to retail in some instance. But in the channel, with our two-step distribution partner, so we can optimize product placement in retail.

Scott Stember - Sidoti & Company - Analyst

Okay, got you. And so just basically, it doesn’t sound — anecdotally, as far as handguns go, there really does not seem to be any issues there. This is mostly, if not all, driven by MSRs. Correct?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Largely driven by MSRs.

Scott Stember - Sidoti & Company - Analyst

Got you. Okay, and as far as gross margin assumptions, you talked about the OpEx and attach rate. Can you maybe just talk about what you expect there, particularly when you factor in the Deep River acquisition?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Yes. We typically don’t give a gross margin guidance, but what we do do is we have said in our investor presentation, and it will be in the one that we give tomorrow, that we expect the range of our gross margin to be 37% to 41%. And we have said in the past that we give that range because certain quarters, the gross margin is less, like, in other quarters, like the current first quarter.

Because promotions from shows, free goods, less volume tend to fall into our Q1, Q2. And then higher gross margins towards the end of our fiscal year. And that hasn’t happened — it didn’t happen last year, because we kept operationally outperforming ourselves during the surge. But this year, we think that that is a good range, kind of depending on the volume in a quarter.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Scott Stember - Sidoti & Company - Analyst

Okay, and then last, just to summarize on the guidance, obviously the first quarter looks like it’s going to take the biggest hit because of the seasonal slowdown and MSRs, but is it fair to assume that we should have inventories more closer to optimal levels by the middle part of the year, or I would say the third quarter on the MSRs?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Yes, I mean I expect that we will see strengthening in our MSR business in Q3 — probably late Q3, but — and into Q4, once the inventory of those other brands really works its way through. Obviously, that is hampering distributors’ ability to perhaps buy the products they really want to buy.

We are the market leader here. We have some of the most highly desired products when it comes to modern sporting rifles with our M&P 15 range.

Scott Stember - Sidoti & Company - Analyst

Got you.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Hey, and I just wanted to add in terms of the loading during the year, historically, if you go back to 2010, you’ll see that quarter one and two and three tend to be sort of in the same range for a variety of different reasons. On quarter one and two, it’s manufacturing; quarter three, it’s the holiday.

We close down over Christmas yet offset by higher consumer sales. And then the fourth quarter is always higher and substantially higher because of the buying patterns of the distributors. And we expect that to occur the same way this year with the quarter one and two being in the same range.

Quarter three may be a bit higher, because we are trying to build inventory, as James said, and we put in a lot of capacity and flexibility so that we can try to catch up and get into a situation where when we — on close down, there’s — or have less production days, it doesn’t impact us, because and therefore in a quarter like the third quarter, where you have holiday bind, we are able to supply that.

Scott Stember - Sidoti & Company - Analyst

Got you. Thanks a lot.

Operator

Reed Anderson, Northland Securities.

Reed Anderson - Northland Securities, Inc. - Analyst

Before I jump in — I’ve got just a few questions — but before, I do want to follow up, Jeff, on that gross margin question from the prior caller. So you said 37% to 41% is kind of a range, and so I mean — and again, you’re not giving guidance, but you do the math and obviously that implies lower gross margins for fiscal 2015 than 2014.

And so I’m presuming a lot of that is just lower sales volumes, but even knowing that, it feels like there might be some other — is there another element, I guess. Are you perhaps baking in a little more promotional activity or pricing or something like that? I’m just trying to get a little more granularity on why it is down this year or why it might be down.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Yes, no, I think it’s those two things that you mentioned and also a product mix,

Reed Anderson - Northland Securities, Inc. - Analyst

Okay.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Because really during surge period, you could make or you can sell the higher gross margin products, because distributors and consumers are buying anything that you have to offer. So we have spent a lot of dollars, as we have talked about in the past, making the factory flexible. Not only building the capacity, but making the factory flexible.

So that if a surge occurs or buying patterns change, we are able to quickly react and say okay, well, if the consumers want anything, then we will make a modern sporting rifle that is higher-priced than one that is — or higher margin than one that is lower margin.

And I’d also point out that going — even with all the capacity additions that we’ve done, because we are taking share in handguns, our capacity in handguns is still at around 95%. So the reduction in margins is not coming as a result of utilization as much as it’s coming from the things that we just talked about.

Reed Anderson - Northland Securities, Inc. - Analyst

That’s very helpful. That really makes a lot of sense. Thank you.

So James, then, and back to kind of the outlook and expectations, if you think of the handgun piece, which is obviously a quarter of your story, etc., and still doing very well, do you envision that your handgun business overall this year will be up over fiscal 2014 or is it too early to tell? Because, obviously, a lot of the reduction that we’re seeing in the revenue, I presume, is just on the MSR side.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Yes, I mean — definitely, most of the revenue reduction is coming from MSRs. Down significantly in the first quarter. And as I said, it’s going to take some time for MSRs to recover. But yes, handguns remains strong and that’s why we’re focused on leveraging our strength in handguns where we believe we’ve been taking market share, and along the way obviously doing all the smart things to drive profitability.

So we think this will allow us to deliver a very good performance in a softer market. Very likely, yes, we will be flat or slightly up, probably, with prior year when it comes to handguns, but when you can’t forget is that we’ve got some meaningful new products coming along in the next 60 days, which is certainly going to help us. And we are very confident that those will be extremely well received by the consumer, but as ever, it’s always a little bit of a wait-and-see.

Reed Anderson - Northland Securities, Inc. - Analyst

Okay. And just one more kind of on the demand side, because you are obviously very close to it is when you think about what is selling or the consumer mindset, it really — you definitely just believe we are in a transition here and that it’s not an issue of — if you came of the lower pricing model or a lower-priced item, that kind of thing, that that would help stimulate things. It’s more just balancing what the existing brand is and maintaining pricing integrity. Is that fair?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Yes, absolutely. We’re not going to be out there reducing our pricing so we can reduce price at retail. For us, our product portfolio is very strong. As you know, it’s very broad. It’s also very deep, if you think about price.

So as you think about price hierarchies, we are in with the FDVE at a very attractive opening price point for the consumer. And we sell very high-end 1911s and revolvers and you know on the products between those two.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Reed Anderson - Northland Securities, Inc. - Analyst

Okay, good. Jeff, in the guidance, did you attribute — was there accretion from the acquisition included in that? I think, in the past, you talked about $0.04 or $0.05. Is that baked in or did it not end up being that? I just want to get a sense of where that comes out relative to initial expectation.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Yes, no, it’s baked in and it is — we are holding by our $0.04 to $0.05 estimate of accretion. And it’s — thus far, we’ve had them — we’ve owned them for six weeks and the integration thus far has been very good. We are able to have a lot of access to them.

Obviously, they are a major supplier, so we knew a lot about them and we were able to hit the ground running when we bought all the assets. So I’ve done a bunch of acquisitions before and this one, from integration standpoint, is thus far — and it’s pretty early, but it’s been very good.

Reed Anderson - Northland Securities, Inc. - Analyst

Good. All right, I will stop there. We will see you folks tomorrow. Thanks very much. Have a good one.

Operator

Brian Ruttenbur, CRT Capital.

Brian Ruttenbur - CRT Capital - Analyst

Yes, thank you very much. A couple of follow-up questions. First of all, on — what have you — nobody has really hit on this. They have hit around this point, but what have you assumed for mix growth in your guidance?

So you talk about your guidance and you referred to mix data kind of rebounding in August and on. What have you assumed mix will rebound over the next 12 months within your guidance?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Yes, that’s something we don’t disclose. Obviously, it’s part of our modeling process to think about mix, because as we all know, that’s the best proxy we have for consumer sales. But really we don’t disclose it. But I gave some color.

Brian Ruttenbur - CRT Capital - Analyst

Okay. And then on the ERP conversion, how much have you spent to date is the first question and then how much do you plan to spend in total left? What is left and then highlight what you’re going to spend in fiscal 2015 again. I just want to make sure I get the facts right.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Right. Okay, so we’ve spent a little over $30 million thus far, half of which was capital and half of which was expense.

Brian Ruttenbur - CRT Capital - Analyst

Got it.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

All right? We are on — we will probably spend approximately $15 million for the whole year. A lot of that expense was backend loaded, but — because we are on about the same rate. We might not spend as much, because it all depends — it’s hard to answer that precisely, because it depends when we start additional models or modules because those modules are capitalized and therefore expense that you have — OpEx, it disappears because it goes into capital.

Right now, what we’re doing and what we expect to be doing for the next 6 to 10 months is mainly things that are expensed. It’s still working with the existing program.

Brian Ruttenbur - CRT Capital - Analyst

Okay. And then, it’s — at the end of 2015, the majority of the expense is done. You will have spent in total roughly $45 million and everything is 90% done at that point?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Yes, you know, once we do these next modules, we will probably have — end up spending $15 million total by the time we’re all done, over two or three year period of time. So — or 2 1/2 year, maybe.

Brian Ruttenbur - CRT Capital - Analyst

Okay. And just one other fact check. The MSRs have the highest gross margins of all your product lines, is that correct? And handguns are number two, number three — how does the rank order?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

No, actually, we’ve never broken down our products in that detail. I can tell you, though, and we said this before, within a line like modern sporting rifles, you have a range of gross margins. It just depends on the product, the features, and what the consumers are willing to pay for those product and features.

We have said in the 10-K that polymer pistols in general are our most profitable item from a gross margin standpoint.

Brian Ruttenbur - CRT Capital - Analyst

Okay. Thank you very much.

Operator

(Operator Instructions) Cai von Rumohr, Cowen and Company.

Cai von Rumohr - Cowen and Company - Analyst

Thanks so much. So I’m a little confused still about the SAP. As we read the 10-K, it says that you have $7.2 million in op expense and you are saying $15 million.

The third-quarter queue suggests that you did about $6 million, so if it’s $15 million, it would’ve been $8 million in the final quarter, which would have meant G&A would have been down substantially — would’ve been, I don’t know, like, $7 million, $8 million. So I just want to make sure — was it all the $15 million in op expense or was some of it in the gross margin line?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

Now, the $7 million in G&A was just consulting. There was expenses throughout — the other $8 million that you’re looking for is throughout the — like the P&L. Sales and marketing, cost of goods.

So when you hire the outside guys to come in, that goes into one line, but all of the other work, the ongoing work and the stuff that was capitalized and then rolls out of being capitalized is throughout the P&L.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Cai von Rumohr - Cowen and Company - Analyst

Got it. But so how much was in op expense? Was that just $7.2 million and how much of that will be in the op expense line in fiscal 2015?

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

It is the $7 million and I think, depending on how things roll, it could be roughly the same in OpEx in — or a little bit higher, maybe, in 2015. Some could be in cost of goods sold and in elsewhere on the P&L.

Cai von Rumohr - Cowen and Company - Analyst

Okay, but — so if we have like $5 million or $6 million extra there in COGS, which we really did not have in the second and third quarter, that’s a pretty big number. That would have said, on an adjusted basis, your gross margin in the fourth quarter wouldn’t have been $49 million.

Probably would’ve been more like $44 million, $45 million. Is that a fair statement? That would be a more normal seasonal pattern.

Jeff Buchanan - Smith & Wesson Holding Corporation - EVP, CFO, and Treasurer

I’m not going to — I didn’t — we didn’t get into detail in the gross margin line, so — but the $7 million or $8 million was spread over sales and marketing, R&D, in addition to cost of goods sold. And it was spread — it was starting from August, so it was three quarters of a year, not just half a year.

Cai von Rumohr - Cowen and Company - Analyst

Got it, okay. Thank you very much.

Operator

Scott Hamman, KeyBanc Capital Markets.

Scott Hamman - KeyBanc Capital Markets - Analyst

I have a couple of questions around the market share, James, just in terms of how you get some of the consumer sell through information? Is there — the distributors or the retailers giving you POS versus the competition, or is it more of survey work you’re doing or anecdotal feedback on the channel? Just how you are ascertaining share gains for Smith & Wesson brand.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Yes, sure. It’s something we’ve explained before in terms of the share analytics that we do and we do it on a monthly basis. So we actually have a sample of independent retailers that we get POS data from on a monthly basis and then simply we have third party who does all the calculations share analytics for us and so on, compares it to mix, and gives us a full report on a monthly basis.

So that’s how we understand. We also have one distributor — so we’ve been doing that for a number of years. We also have one distributor that recently started to supply us similar data, different sample, again, of independent retailers, so we actually use their data for insight, but we also use it to validate what we’re seeing as well in our own process for accuracy of results.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Scott Hamman - KeyBanc Capital Markets - Analyst

Okay. And then in terms of more recently with the channel inventory building a little bit for your product specifically, was there increased promotional activity amongst the other players that might have caused your retail momentum to slow down or your share gains to not be as strong kind of post the quarter? Something special there or not?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Generally, this period, because it is much slower, you will see more promotional activity than in other periods of the year, for sure. Different manufacturers run different sales associate incentive programs and so on.

We have been running them for a while. A couple of consumer promotions — one of them, the M&P 15 .22, where we were giving away 300 rounds of .22 ammo with each purchase by the consumer — those are fairly typical.

We’ll probably see a few more of those as we go through the summer or we also, for example, did a $75 rebate — consumer rebate — on our venture bolt action rifle. Again, that’s fairly typical and we will probably see that activity from other players as well.

But generally it’s first summer slowdown post-surge. Inventory has been largely replenished, so you’re just going to experience this. And as I said, it’s mostly in MSRs when it comes to us. The channel of all brands is, let’s say, very healthy when it comes inventory, and that’s just got to work its way through.

It’s exactly what happened post the surge that ended in 2009. MSRs are the most volatile, as we know, when you go to a search, and therefore they tend to be the slowest when you come out of that surge period as well once inventory is being replenished.

Scott Hamman - KeyBanc Capital Markets - Analyst

Okay, and then do you get the sense from your intel on the channel that the competitors have a lot more inventory or an equal amount of inventory versus where you are in the channel?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Tough to tell. What I will say is — are we just talking about MSRs or across everything, Scott?

Scott Hamman - KeyBanc Capital Markets - Analyst

I guess across everything.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Okay. I would say — let’s talk about in broad terms, then. Long guns, I would say that, as we are the number one in terms of market share, probably in units, we’re one of the highest. But you would expect that because our velocity is higher. So that means we are lower in terms of weeks cover, obviously.

So I would say that there is a lot of other brands out there in MSRs who are probably moving incredibly slowly at the moment — those are the lesser-known brands, they have very low aided awareness, okay, compared to Smith & Wesson with the M&P 15.

So those — we will definitely be choking some of those dollars, the available dollars, to buy what have, and they will be looking to move those as quickly as possible so they can buy the right product.

If you talk about handguns, I would still say in terms of inventory, we are probably one of the lowest out there. One of the lowest, particularly, when it comes to hotter products such as the Shield, bodyguards, small frame revolvers, all the products that really meet the needs of the consumer when it comes to personal protection.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

Scott Hamman - KeyBanc Capital Markets - Analyst

Okay, that’s fair. And then just final question on the backlog, I know we’ve talked for years about the backlog not being meaningful in the way that you do your business, but looking at the year-end backlog, it’s down pretty dramatically.

And I’m just curious if that changes the way — in this environment, with it not being probably artificially inflated anymore of how you are managing business, given that it is not even representative of a year or even half a year of sales at this point?

James Debney - Smith & Wesson Holding Corporation - President and CEO

This is the first year that we have really gone out of our way to work with all of our customers to increase the quality of their backlog. So with some customers, we have actually had them cancel all their orders and reorder.

So that we know we have high quality backlog and there’s no artificial orders just sitting out there that are never going to be satisfied. So that’s one of the reasons that you see backlog a lot lower than prior year, if probably not one of the main reasons.

We’re not like some of our competitors who don’t allow customers to cancel orders, postpone orders. We are not rigid like that. We are a customer-centric company at the end of the day and our job is to serve them to the best of our ability. So holding them to an order that they don’t want is not value-add in that partnership.

Scott Hamman - KeyBanc Capital Markets - Analyst

Okay, so it’s safe to say going forward that you will be shipping more — continuing to ship in line with what your retail sell through is now that the channel inventories are full, and that should ï¿ 1⁄2 sell throughs should kind of spark your sell in.

James Debney - Smith & Wesson Holding Corporation - President and CEO

That is what we want. It’s all about consumer pull. Consumer is the most powerful force out there.

Scott Hamman - KeyBanc Capital Markets - Analyst

Great, thanks, James.

Operator

That concludes today’s Q&A. I will now turn the conference over to management.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Thank you, operator. I want to again thank the entire Smith & Wesson team for maintaining their focus on delivering great results. Before we close, I would like to mention that we will be hosting an analyst day tomorrow in Springfield.

Those of you interested in listening to our prepared remarks and viewing the presentation can do so via our website beginning at 12:30 PM Eastern time tomorrow. Thank you again for everyone for joining us and we look forward to speaking with you next quarter. Thanks again, operator.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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JUNE 19, 2014 / 09:00PM GMT, SWHC - Q4 2014 Smith & Wesson Holding Corp Earnings Conference Call

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